Exhibit 99.1

Applied Minerals Receives Initial Commercial Order for its Dragonite Halloysite Clay Within the Catalyst and Molecular Sieve Market

Company Also Engages Catalyst and Adsorbent Industry Veteran, Geoff Wilson Ph.D., as Commercial Advisor

NEW YORK, NY - November 11, 2015 - Applied Minerals, Inc. (the "Company" or "Applied Minerals"), a leading global producer of halloysite clay and advanced natural iron oxides, has received an initial commercial supply order for its DRAGONITE™ Halloysite Clay from a leading global specialty chemicals company (the “Customer”) for use in a specialty zeolite application.

Following a cooperative development process dating back to 2014, the Company received an initial purchase order of $228,000 from the Customer. Applied Minerals will deliver its DRAGONITE to the Customer throughout the fourth calendar quarter of 2015 and first calendar quarter of 2016. After the fulfillment of this initial purchase order, the Company anticipates the receipt of additional purchase orders from the Customer.

Andre Zeitoun, President and CEO of Applied Minerals, commented: “We are excited to announce yet another commercial milestone for Applied Minerals, this time for the commercial supply of Dragonite Halloysite Clay for use in a specialty zeolite molecular sieve. We believe that this contract marks the initial stage of a long-term relationship with this industry leader and serves as a validation of our product in a key end market application with significant market potential. We continue to have active, ongoing discussions related to a number of commercial projects in both catalysts and molecular sieves and we expect further product commercialization in 2016.”

History of Dragon Mine Halloysite Used in Catalysts

Halloysite from Applied Minerals’ Dragon Mine has a long history of providing value-added solutions to the catalyst and adsorbent industry. Between 1949 and 1976, The Filtrol Corporation (Filtrol), the largest producer of petroleum refining catalysts before being split up and acquired by both Albemarle and Akzo Nobel, mined and supplied over 1.1 million tons of halloysite from the Dragon Mine for use in its FCC hydrocracking and hydrotreating catalysts in addition to catalyst supports. The product was regarded as one of the most effective catalysts on the market, especially for the refining of higher sulfur crude oils until an underground fire at the mine in 1976 ceased production and discontinued its availability.

Appointment of Dr. Geoff Wilson as Technical and Commercial Advisor

As part of the Company’s effort to target the highest and best uses of its Dragonite product, a significant amount of effort has been committed to reintroducing the Company’s halloysite clay solution to the catalyst and adsorbent market. To this end, the Company has engaged Dr. Geoff Wilson, a respected industry veteran and former senior executive of Filtrol during the period it operated the Dragon Mine. Dr. Wilson was closely involved with both the technical and commercial aspects of Filtrol’s Dragon Halloysite-based catalysts and continues to be an active leader the industry today.

Mr. Zeitoun, continued: “We are incredibly fortunate to have connected with Dr. Wilson. He has an incredible wealth of experience, information and industry contacts in the catalyst and molecular sieve markets. We are honored and excited to have him as part of our advisory team and are highly confident that his contribution will be invaluable to the Company’s commercialization efforts.

Geoff Wilson, commented: “I am excited to be part of the Applied Minerals team. While Dragon Halloysite was used extensively prior to the closure of the mine in 1976, I believe that the unique structure of the mineral was not fully exploited in its previous uses. Consequently, there exist many potential breakthroughs in applying halloysite in the context of modern day refining processes, including FCC and hydrocracking as well as in the field of specialty adsorbents.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:
MZ North America
Greg Falesnik
Senior Vice President
1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us